2007

                          Rules for Employee Investing


                      Code of Ethics for Personal Investing

                             Fidelity Funds Version








                                February 15, 2007

Rules for Employee Investing
These Rules for Employee Investing contain the Code of Ethics for Personal Investing, the Policy on Inside Information, and the Rules for Broker-Dealer Employees. The Fidelity Funds Version of the Code of Ethics for Personal Investing contains rules about owning and trading securities for personal benefit. This version applies to officers, directors, and employees of Fidelity companies that are involved in the management and operations of Fidelity's funds, including investment advisers to the funds and the principal underwriter of the funds. Keep in mind that if you change jobs within Fidelity, a different version of the Code of Ethics may apply to you.
The Policy on Inside Information, which applies to every Fidelity employee, contains rules on inside information and how it should be handled. The Rules for Broker-Dealer Employees apply to employees who have a securities license or who work for one of Fidelity's broker-dealers.

1 Code of Ethics for Personal Investing                                      4
This version of the Code also includes additional rules which apply to Fund-Advisory Employees as well as Reseach Analysits and Portfolio
Managers (see box, page 3)

Rules for All Employees Subject to this Code                                  4

What's Required
Acknowledging that you understand the rules Complying with federal securities laws Reporting violations to the Ethics Office
Disclosing securities accounts and holdings in covered securities Moving brokerage accounts to Fidelity Moving holdings in Fidelity funds to Fidelity Disclosing transactions in covered securities Disclosing gifts of securities Getting approval before investing in private securities Getting prior approval to serve as a director Clearing trades in advance (pre-clearance)

What's Prohibited Trading restricted securities Selling short Participating in an IPO Participating in an investment club Investing in a hedge fund
Trading in an account that you do not own Excessive trading Profiting from knowledge of fund transactions Influencing a fund to benefit yourself or others Attempting to defraud a fund Using a derivative to get around a rule

Additional Rules for Fund-Advisory Employees                                 13

What's Required
Surrendering 60-day gains  (60-Day Rule)

What's Prohibited
Buying securities of certain broker-dealers
Trading after a research note

Additional Rules for Research Analysts and Portfolio Managers                14
All rules listed above for Fund-Advisory Employees, plus the rules in this section

What's Required
Indicating your ownership of securities in a research note Disclosing trading opportunities to the funds before personally trading

What's Prohibited
Trading within seven days of a fund you manage

Contact Information
Ethics Office
Phone  617-563-5566
Fax  617-385-0939
E-mail  ethics.office@fmr.com
Mail zone  ZW10B
Web  MyCompliance.fmr.com
Pre-Clearance
Web  preclear.fmrco.com
Phone 617-563-6109
The Importance of Personal Responsibility
Most of the personal investing situations you encounter should be covered by these Rules for Employee Investing. Other situations, however, will require you to make more thoughtful judgment-based decisions that are consistent with Fidelity's commitment to ethical behavior and integrity.
Solid ethical decisions result when you know the applicable rules and policies, feel a sense of personal responsibility, and use sound judgment. Five Steps to Making a Sound Decision 1. Be smart. Recognize that the situation calls for a decision.
2. Be thorough. Research the relevant facts. 3. Be thoughtful. Analyze the situation and weigh the options. 4. Be prudent. Consider the implications of the decision. 5. Be willing to ask for help. Ask questions and seek guidance.
Be confident. With these steps and company policies as a guide, you will reach a sound decision that will reflect well on you and on Fidelity.
Who is subject to This Version of the Code?
All individuals described in each group below are subject to this version of the Code of Ethics. You can also be placed in a certain group by designation of the Ethics Office. Note that if you are in either the second or third group, you are also subject to the additional rules for that group.

Fund-Knowledgeable Employees
Employees of Fidelity Management Trust Company (FMTC), Fidelity Pricing and Cash Management Services (FPCMS), Enterprise Compliance and Fidelity Audit Services; employees of Pyramis Global Advisors in support functions not directly related to fund management; and employees with access to timely fund information (including access to systems such as AS400 trading or development machines).

Fund-Advisory Employees
Employees of Fidelity Management & Research Company (FMR Co.), Fidelity Capital Markets Services (FCMS) and the Ethics Office; certain employees of Strategic Advisers; employees of Pyramis Global Advisors in fund management functions; members of the Board of Directors of FMR Co. and FMR Corp., elected officers of FMR Co. and FMR Corp.; members of the Fidelity Funds' Advisory Board or Board of Trustees; members of the Fidelity Management Committee; attorneys acting as counsel in FMR Corp. Legal; and employees with access to fund research notes or investment recommendations for the funds.
Research Analysts and Portfolio Managers
Employees making investment recommendations for the funds (research analysts) and employees who manage a fund or a portion of a fund's assets (portfolio managers). Other policies you should be aware of There are other policies that you need to be familiar with. These include:
o Professional Conduct Policies and other Fidelity-wide policies (available at HRSolutions.fidelity.com) o Equal Employment Opportunity and Policy Prohibiting Discrimination and Harassment (available at HRSolutions.fidelity.com) o Electronic Communications Usage Policy (available at HRSolutions.fidelity.com) o Information Security Policies (available at risk.fmr.com) o Anti-Money Laundering Policies (available at MyCompliance.fmr.com) o Fidelity Policy on Business Entertainment and Workplace Gifts (available at MyCompliance.fmr.com) o Policy on Outside Activities and Affiliations (available at MyCompliance.fmr.com)

1 Code of Ethics for Personal Investing  Fidelity Funds Version

Following the rules -- in letter and in spirit
This Fidelity Funds Version of the Code contains rules about owning and trading securities for personal benefit. Certain rules, which are noted, apply both to you and to anyone else who is a "covered person" (see Key Concepts on page 6). You have a fiduciary duty never to place your own personal interest ahead of the interests of Fidelity's clients, including shareholders of the Fidelity funds. This means never taking unfair advantage of your relationship to the funds or Fidelity in attempting to benefit yourself or another party.
Because no set of rules can anticipate every possible situation, it's essential that you follow these rules not just in letter, but in spirit as well. Any activity that compromises Fidelity's integrity, even if it doesn't expressly violate a rule, has the potential to harm Fidelity's reputation and may result in scrutiny or further action from the Ethics Office.

What's Required
Acknowledging that you understand the rules
When you begin working at Fidelity, and again each year, you're required to acknowledge that: o you understand and will comply with all rules that apply to you o you authorize Fidelity to obtain data regarding, and monitor, the transactions in your covered accounts (see Key Concepts on page 6) o you'll comply with any new or existing rules that become applicable to you in the future To Do o Promptly respond to the e-mail you receive from the Ethics Office each year requiring you to acknowledge the Code. New employees need to respond within 10 days of hire.
o If you do not have access to e-mail, request a printed Acknowledgment Form from the Ethics Office. Rules Acknowledgment Respond to the e-mail that you receive from the Ethics Office to acknowledge your understanding of the rules.

Complying with federal securities laws
In addition to complying with these rules and other company-wide policies, you need to comply with federal securities laws.

Reporting violations to the Ethics Office
If you become aware that you or someone else has violated any of these rules, you need to promptly report the violation. To Do o Call the Ethics Office Service Line at 617-563-5566.
o Call the Chairman's Line at 800-242-4762 if you would prefer to speak on a non-recorded line.

Disclosing securities accounts and holdings in covered securities
You must disclose all of your securities accounts, including securities accounts holding non-covered securities, and holdings in covered securities. This rule covers not only accounts and holdings under your own name or control, but also those under the name or control of any other covered person. It includes accounts held at Fidelity as well as those held at other financial institutions. Information about these holdings must be no more than 45 days old when you submit it.
Under this rule, you must disclose:
o Brokerage accounts
o Accounts containing shares of Fidelity funds, or other covered securities advised by Fidelity (such as interests in Fidelity 529 College Savings Plans) o Any other type of securities account, including accounts holding non-covered securities (such as shares of mutual funds or other investment products managed by another company) o Holdings of covered securities that are not held in an account you are disclosing (such as certificate shares, private placements, or interests in an LLC or partnership) To Do Employees newly subject to this rule o Within 10 days of hire or of being notified that this version of the Code applies to you, submit an Accounts and Holdings Form showing all of your securities accounts and holdings in covered securities. Attach the most recent statement for each account listed. If you don't have any securities accounts or applicable holdings, check the appropriate box on the form confirming that you have nothing to disclose. Current employees o Each year, you will receive an Annual Accounts and Holdings Report. You need to confirm that all information previously disclosed is accurate. o As soon as any new covered account is opened, or a pre-existing covered account becomes associated with you (such as through a marriage or a death), submit a completed New Covered Accounts Form (available at MyCompliance.fmr.com) and forward it promptly to the Ethics Office. o If an account is opened that contains securities that are not covered securities, or such an account becomes associated with you, report the account on the appropriate section of the Annual Accounts and Holdings Report at the time you receive this yearly request from the Ethics Office. New Covered Accounts Form Use this form to disclose new covered accounts that are opened or that become associated with you. MyCompliance.fmr.com

Moving brokerage accounts to Fidelity
You need to maintain your covered accounts that are brokerage accounts (see Key Concepts below) at Fidelity Brokerage Services LLC. Exceptions With approval from the Ethics Office, you or any other covered person can keep a brokerage account at a broker-dealer other than Fidelity if any of the following applies:
o it contains only securities that can't be transferred o it exists solely for products or services that Fidelity does not provide
o it exists solely because your spouse's or domestic partner's employer also prohibits external covered accounts o it is managed by a third-party registered investment adviser with discretionary trading authority o it is restricted to trading interests in non-Fidelity 529 College Savings Plans only o it is associated with an ESOP (employee stock option plan) or an ESPP (employee stock purchase plan) in which a related covered person is the participant o it is required by a direct purchase plan, a dividend reinvestment plan, or an automatic investment plan with a public company (collectively, "DPPs") in which regularly scheduled investments are made or planned on at least a quarterly basis (note that only new employees with an existing DPP may qualify for this exception) o it is required by a trust agreement o it is associated with an estate of which you are the executor, but not a beneficiary, and your involvement with the account is temporary o transferring the account would be inconsistent with other applicable rules To Do o Transfer assets to your Fidelity account.
o Close all of your external brokerage accounts.
o For permission to maintain an external brokerage account, submit a completed Exception Request Form (available at MyCompliance.fmr.com). Follow the specific instructions for each type of account and provide a current statement for each account.
Key Concepts
Certain terms have a specific meaning within this version of the Code. These terms are defined as "Key Concepts." Covered person This includes:
o you
o your spouse, or a domestic partner who shares your household
o any immediate family member who shares your household and who is either under 18 or is supported financially by you o anyone else who has been told by the Ethics Office that he or she is a covered person Immediate family member Your spouse, or a domestic partner who shares your household, and anyone who is related to you in any of the following ways, whether by blood, adoption, or marriage:
o children, stepchildren, and grandchildren o parents, step-parents, and grandparents o siblings o parents-, children-, or siblings-in-law Covered account
The term "covered account" encompasses a fairly wide range of accounts. Important factors to consider are your actual or potential investment control over an account, whether you benefit financially from an account, and what your family and financial relationships are with the account holder. Covered accounts include any account holding covered securities (including shares of Fidelity funds) that belongs to any of the following owners: o a covered person o any corporation or similar entity where a covered person is a controlling shareholder or participates in investment decisions by the entity o any trust of which you are either:
      - a beneficiary, and you participate in making investment decisions for the trust - a trustee, and you either have an opportunity to profit from the trust's investment operations or a member of your immediate family is a beneficiary of the trust

     - a settlor, and you can independently revoke the trust and you participate in making investment decisions for the trust

Exception With the prior written approval of the Ethics Office, an account that would otherwise be considered a covered account may qualify for an exception from these rules if you have no trading discretion or influence over the account, such as a blind trust.
Automatic investment plan
A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) covered accounts according to a set schedule and allocation. Brokerage account The term "brokerage account" means an account in which you can trade stocks, bonds, or options (such as IRAs, Keoghs, SEP-IRAs or other accounts with brokerage capabilities). Accounts that are restricted to trading only shares of mutual funds are not considered brokerage accounts. Fidelity fund
The terms "fund" and "Fidelity fund" mean any investment company or pool of assets that is advised or subadvised by FMR Co. or an affiliate. Selling short Selling a security that is on loan to you from a broker-dealer (rather than owned by you) at the time you sell it.

Moving holdings in Fidelity funds to Fidelity
While at Fidelity, you and all other covered persons need to maintain holdings in shares of Fidelity funds in a Fidelity account. Exceptions - No Approval Required o A covered person who owns an interest in a variable annuity or life insurance product in which underlying assets are held in Fidelity-advised funds, can continue to maintain such interest where they are currently maintained. Exceptions - Approval Required
With approval from the Ethics Office, you or any other covered person can keep holdings in Fidelity funds in an account outside of Fidelity if any of the following apply: o the holdings are in a defined benefit or contribution plan, such as a 401(k), that is administered by a company at which a covered person is currently employed o the holdings are in a retirement plan and transferring them would result in a tax penalty o the holdings are in an account that is managed by a third-party registered investment adviser with discretionary trading authority o the holdings are restricted from transfer o maintaining the holdings in the external account is required by a trust agreement o the holdings are associated with an estate of which you are the executor, but not a beneficiary, and your involvement with the account is temporary o you can show that transferring the holdings would create a significant hardship To Do o Transfer shares of Fidelity funds to your Fidelity account.
o For permission to maintain shares of Fidelity funds in an account at another financial institution, complete an Exception Request Form (available at MyCompliance.fmr.com). Provide a current statement for each account you list on the form.

Key Concepts, continued
Covered security
This definition applies to all persons subject to this version of the Code. The term "covered security" encompasses most types of securities, including: o shares of Fidelity mutual funds (except money market funds)
o shares of another company's mutual fund if it is advised by Fidelity (check the prospectus to see if this is the case) o interests in Fidelity 529 College Savings Plans o interests in a variable annuity or life insurance product in which any of the underlying assets are held in funds advised by Fidelity, such as Fidelity VIP Funds (check the prospectus to see if this is the case) o interests in Fidelity's deferred compensation plan reflecting hypothetical investments in Fidelity funds o interests in Fidelity's deferred bonus plan
(ECI) reflecting hypothetical investments in Fidelity funds o shares of stock (of both public and private companies) o ownership units in a private company or partnership o corporate and municipal bonds o bonds convertible into stock o options on securities (including options on stocks and stock indexes) o security futures o shares of exchange-traded funds o shares of closed-end mutual funds Exceptions The following are not considered covered securities (please note that accounts holding non-covered securities still require disclosure):
o shares of money market funds (including Fidelity money market funds) o shares of non-Fidelity open-end mutual funds o interests in non-Fidelity 529 College Savings Plans
o shares, debentures, or other securities issued by FMR Corp. to you as compensation or a benefit associated with your employment o U.S. Treasury securities o obligations of U.S. government agencies with remaining maturities of one year or less o money market instruments, such as certificates of deposit, banker's acceptances, and commercial paper o commodities (such as agricultural products or metals), and options and futures on commodities that are traded on a commodities exchange

Disclosing transactions in covered securities
You need to disclose transactions in covered accounts that involve covered securities (including transactions in Fidelity funds). For Fidelity accounts that you have disclosed, the Ethics Office will receive transaction reports automatically. For approved brokerage accounts held outside of Fidelity, the Ethics Office will arrange to receive duplicate copies of all trade confirmations and account statements from the external broker-dealer. For any other transactions in covered securities (for example, if you inherit shares in the form of a stock certificate, or if you purchase interests in a Fidelity-advised investment product in a non-brokerage account outside of Fidelity), you need to disclose this transaction information to the Ethics Office.
Exception
o You don't have to report transactions in a covered account if the transactions are being made under an automatic investment plan (see Key Concepts on page 6), and the details of the plan have been provided to the Ethics Office.
To Do
o For transactions not made through a brokerage account, submit a completed Securities Transaction Report (available at MyCompliance.fmr.com) to the Ethics Office within 30 days following the end of the quarter in which the transaction was completed.
o When requested each quarter, promptly confirm or update your transaction history in covered securities on the Quarterly Trade Verification. o Provide to the Ethics Office the details of any automatic investment plan.

Disclosing gifts of securities
You need to notify the Ethics Office of any covered securities that you or any other covered person gives, donates, or transfers to another party, or that you or any other covered person receives or acquires from another party. This includes, among other things, inheritances of securities and donations of securities to charities. To Do o Complete a Securities Transaction Report (available at MyCompliance.fmr.com) within 30 days following the end of the quarter during which the gift or transfer was made.
o When requested each quarter, promptly confirm or update your history of giving or receiving covered securities on the Quarterly Trade Verification.

Getting approval before investing in private securities
You or any other covered person needs prior approval from the Ethics Office to invest in any private placement or other private transaction in covered securities. To Do o Before investing in any private investment, fill out a Private Transaction Request Form (available at MyCompliance.fmr.com).
o Get the necessary approval from your manager, division head, or other authority, as described on the request form. o Submit the request to the Ethics Office and await approval.
o Report the final transaction within 30 days following the end of the quarter in which it was completed, using a Securities Transaction Report (available at MyCompliance.fmr.com). o When requested each quarter, promptly confirm or update your transaction history in private transactions on the Quarterly Trade Verification.
For private placements offered by a Fidelity company, the Ethics Office will typically pre-approve such investments for employees who are offered an opportunity to invest. In such cases, you will receive notification that the offering has been pre-approved by the Ethics Office.

Getting prior approval to serve as a director
You need to get approval in advance to serve as a director or trustee of a publicly traded company, or of a non-Fidelity privately held company that is likely to issue shares. Approval depends on a determination that the activity will not conflict with the best interests of the funds and their shareholders. Note that the Policy on Outside Activities and Affiliations (available at MyCompliance.fmr.com) requires prior approval for other activities as well, including accepting additional employment outside of Fidelity or participating in an activity that may create an actual or perceived conflict of interest with Fidelity.
To Do
o Request approval before participating in any activities outside of Fidelity by completing an Outside Activities Approval Request Form (available at MyCompliance.fmr.com).

Clearing trades in advance (pre-clearance)
You must obtain prior approval for any orders to buy or sell a covered security by using Fidelity's pre-clearance website (https://preclear.fmrco.com). The purpose of this rule is to reduce the possibility of conflicts between trades in covered accounts and trades made by the funds. When you apply for pre-clearance, you're not just asking for approval, you're giving your word that you:
o don't have any inside information on the security you want to trade (see Policy on Inside Information on page 16) o are not using knowledge of actual or potential fund trades to benefit yourself or others o believe the trade is available to the general investor on the same terms o will provide any relevant information requested by the Ethics Office Generally, requests will not be approved if we determine your transaction may take advantage of trading by the funds or create an actual or perceived conflict of interest with fund trades.

The rules of pre-clearance
You and all other covered persons must pre-clear any proposed orders to buy or sell a covered security. It's important to understand the following rules before requesting pre-clearance for a trade: o You have to apply for pre-clearance on the same day you want to trade and prior to placing the trade. o Pre-clearance approval is only good for one day. If you don't trade on the day you were granted approval, it expires.
o Place day orders only (orders that automatically expire at the end of the trading session). Good-till-cancelled orders (such as orders that stay open indefinitely until a security reaches a specified market price) are not permitted.
o Check the status of all orders at the end of the day and cancel any orders that haven't been executed. If any covered person leaves an order open and it is executed the next day (or later), it will generate a violation that will be assigned to you.
o Standard trading hours are from 9:30 a.m. to 4:00 p.m. Eastern Standard Time. If you place your trade after 4:00 p.m., the order will be executed the next day (in violation of this rule), unless you place the trade through the extended trading session website (accessible through Fidelity.com). Accordingly, you are advised to trade within standard trading hours to avoid inadvertent pre-clearance violations.
o Unless an exception listed below applies or the Ethics Office has instructed you otherwise, these pre-clearance rules apply to all of your covered accounts -- including both Fidelity accounts and any approved outside brokerage accounts. Exceptions
You don't need to pre-clear trades in certain covered securities. These include:
o shares of Fidelity funds o interests in Fidelity 529 College Savings Plans o options or futures on, or exchange-traded funds that track, the Dow Industrial Average, NASDAQ 100, Russell 1000, Russell 2000, S&P 100, S&P 500, S&P Midcap 400, S&P Europe 350, FTSE 100, or Nikkei 225 indexes (note: options and futures on all other indexes and all other exchange-traded funds are subject to pre-clearance) o securities being transferred as a gift o automatic dividend reinvestments o rights' subscriptions o currency warrants o the regular exercise of a stock option (note that the cashless exercise of a stock option, which results in the sale of the underlying stock at current market prices, must be pre-cleared) With the prior approval of the Ethics Office, there are a few situations where you may be permitted to trade without pre-clearing. These situations are: o trades in a covered account that is professionally managed by a third party registered investment advisor with discretionary trading authority
o trades made through an automatic investment plan, the details of which have been disclosed to the Ethics Office in advance o when you can show that a repeated rejection of your pre-clearance request is causing a significant hardship To Do o Pre-clear all trades in your covered accounts prior to placing them by using Fidelity's pre-clearance website (https://preclear.fmrco.com). o Immediately cancel any good-till-cancelled orders in your covered accounts. How to Pre-Clear a Trade To avoid errors, use these step-by-step instructions: 1. Go to https://preclear.fmrco.com. On-line pre-clearance is available between 10:15 AM (12 noon for FMR Co. traders) and 5:30 PM Eastern Standard Time. If you are unable to access the online pre-clearance system, call the Pre-clearance Desk at 617-563-6109 (available until 4:00 PM). 2. Carefully enter the details of the trade you'd like to make. Do not trade unless you receive approval. Note the pre-clearance reference number for your records. 3. Place your order. Be sure your order is for the same security and direction as your pre-clearance approval. Do not place a good-till-cancelled order. 4. Check the status of your order at the end of the day. 5. Cancel any orders that haven't been filled. Delegating pre-clearance responsibilities In very limited circumstances, you may, with the prior approval of the Ethics Office, designate another employee to obtain pre-clearance approvals for you. In such a case, the agent is responsible for obtaining the correct approvals, and you are responsible for maintaining reasonable supervision over the employee's activities related to pre-clearance.

What's Prohibited
Trading restricted securities
A security that Fidelity has restricted may not be traded in a covered account. In general, this rule is tested during pre-clearance. If you have been notified not to trade a particular security, then that security may not be traded in any of your covered accounts until you are notified that the restriction has expired. Selling short In a covered account, the short position in a particular covered security may not exceed the number of shares of that security held in the same account. This prohibition includes selling securities short (see Key Concepts on page 6), buying puts to open, and selling calls to open.
Exception
o Short strategies involving options or futures on, or exchange-traded funds that track the following indexes: Dow Jones Industrial Average, NASDAQ 100, Russell 1000, Russell 2000, S&P 100, S&P 500, S&P Midcap 400, S&P Europe 350, FTSE 100, and Nikkei 225.
Participating in an IPO
You and all other covered persons are not allowed to participate in an initial public offering (IPO) of securities where no public market in a similar security of the issuer previously existed. This rule applies to equity securities, corporate debt securities, and free stock offers through the Internet. Exceptions With prior approval from the Ethics Office, you may participate if:
o you have been offered shares because you already own equity in the company o you have been offered shares because you're a policyholder or depositor of a mutual company that is reorganizing into a stock company o your spouse or domestic partner has been offered shares because of his or her employment with the company To Do
o For approval to participate in an IPO that may qualify as an exception, submit to the Ethics Office a completed Exception Request Form (available at MyCompliance.fmr.com). o Don't participate in any IPO without written approval from the Ethics Office.

Participating in an investment club
No covered person may participate in an investment club or similar entity.

Investing in a hedge fund
No covered person may invest in a hedge fund or similar investment product that is not registered under the Investment Company Act of 1940. Exceptions o Investment products issued or advised by Fidelity.
o An unregistered investment product whose prospectus (or offering memorandum) limits investment strategies to those permissible under these rules. The prior approval of the Ethics Office is required to take advantage of this exception.
o An unregistered investment product that you bought before joining Fidelity. You must show that you have no influence over the product's investment decisions and either that your investment cannot be readily liquidated or that liquidation would cause a significant hardship. The approval of the Ethics Office is required to take advantage of this exception.
To Do
o To request an exception to invest in an unregistered hedge fund, submit a completed Exception Request Form (available at MyCompliance.fmr.com) to the Ethics Office. o To request an exception to maintain a pre-existing investment, submit a completed Exception Request Form (available at MyCompliance.fmr.com) to the Ethics Office. Note that even if your request is approved, you cannot make any further investments in the product, and you must liquidate your investment at the earliest opportunity.

Trading in an account that you do not own
The general rule is that you may not maintain authority to trade, place trades, or direct trades of covered securities, in an account that is not owned by you or is not one of your covered accounts. If you have an active securities registration (such as a Series 6 or Series 7) or are employed by one of Fidelity's broker-dealers, there are additional restrictions in the Rules for Broker-Dealer Employees with which you need to comply.
Exception
o With prior approval from the Ethics Office, you can maintain and exercise trading authority over a non-covered account that is owned by a member of your family or your domestic partner. If approved, the account may become subject to additional restrictions, which the Ethics Office will inform you of at the time of approval. To Do o Take immediate steps to terminate any authority you may have to trade covered securities in a non-covered account.
o To request an exception from this rule, submit a Trading Authorization Request Form (available at MyCompliance.fmr.com) to the Ethics Office. o If your request involves a Fidelity account and is approved by the Ethics Office, complete a Fidelity Trading Authorization and Indemnification Form (available at fidelity.com) and forward it to Fidelity Brokerage Services LLC.
o Don't direct any trades in the account until your request has been fully approved.

Excessive trading
Excessive trading in covered accounts is strongly discouraged. In general, anyone placing more than 60 trades in a quarter should expect additional scrutiny of their trades. In addition, you need to comply with the policies in the prospectuses of any Fidelity fund concerning limits on excessive trading. The Ethics Office monitors trading activity, and may limit the number of trades allowed in your covered accounts during a given period. Exception o This rule does not apply to transactions in an account that is managed by a professional third-party investment adviser who has discretionary trading authority over the account.
To Do
o Comply fully with any trading limits placed on your covered accounts by the Ethics Office.

Profiting from knowledge of fund transactions
You may not use your knowledge of transactions in funds or other accounts advised by FMR Co. to profit by the market effect of these transactions.

Influencing a fund to benefit yourself or others
The funds and accounts advised by Fidelity are required to act in the best interests of their shareholders and clients, respectively. Accordingly, you are prohibited from influencing any of these funds or accounts to act for the benefit of any other party other than its shareholders or clients.
For example, you may not influence a fund to buy, sell, or refrain from trading a security that would affect that security's price to advance your own interest or the interest of a party that has or seeks to have a business relationship with Fidelity.

Attempting to defraud a fund

Attempting to defraud a fund or an account advised by FMR Co. in any way is a violation of Fidelity's rules and federal law.

Using a derivative to get around a rule
If something is prohibited by these rules, then it's also against these rules to effectively accomplish the same thing by using a derivative. This includes futures, options, options on futures, and other types of derivatives. How we enforce these Rules The Ethics Office regularly reviews the forms and reports it receives. If these reviews turn up information that is incomplete, questionable, or potentially in violation of the rules under this Code, the Ethics Office will investigate the matter and may contact you.
If it is determined that you or another covered person has violated a rule, the Ethics Office or another appropriate party may take action. This may take the form of: o an informational memorandum o a written warning o a fine or other payment o a limitation or ban on personal trading o referral of the matter to Human Resources o dismissal from employment o referral of the matter to civil or criminal authorities Fidelity takes all rule violations seriously, and, at least once a year, provides the funds' trustees with a summary of actions taken in response to material violations of these rules. You should be aware that other securities laws and regulations not addressed by these rules may also apply to you, depending upon your role at Fidelity. Fidelity and the funds retain the discretion to interpret the rules and to decide how they apply to any given situation.
Exceptions In cases where exceptions to these rules are noted and you may qualify for them, you need to get prior approval from the Ethics Office. The way to request any particular exception is discussed in the text of the relevant rule. If you believe that you have a situation that warrants an exception that is not discussed in the rules, you may submit a written request to the Ethics Office. Your request will be considered by the Ethics Office, and you'll be notified of the outcome.
Appeals If you believe a request of yours has been incorrectly denied or that an action is not warranted, you may appeal the decision. To make an appeal, you need to give the Ethics Office a written explanation of your reasons for appeal within 30 days of when you were informed of the decision. Be sure to include any extenuating circumstances or other factors not previously considered. During the review process, you may, at your own expense, engage an attorney to represent you. The Ethics Office may arrange for senior management or other parties to be part of the review process. The Ethics Office will notify you about the outcome of your appeal.

Additional Rules for Fund-Advisory Employees

What's Required
Surrendering 60-day gains (60-Day Rule)
Any sale of covered securities in a covered account will be matched against any purchases of that security, or its equivalent, in the same account during the previous 60 days (starting with the earliest purchase in the 60-day period). Any gain resulting from any matched transactions must be surrendered. For specific information about how option transactions are treated under this rule, see the sidebar and the examples below.
Gains are calculated differently under this rule than they would be for tax purposes. Neither losses nor potential tax liabilities will be offset against the amount that must be surrendered under this rule. Exceptions This rule does not apply:
o to transactions in shares of Fidelity funds
o to transactions in options or futures on, or exchange-traded funds that track, the following indexes: Dow Jones Industrial Average, NASDAQ 100, Russell 1000, Russell 2000, S&P 100, S&P 500, S&P Midcap 400, S&P Europe 350, FTSE 100, or Nikkei 225 o to transactions made in a covered account that is professionally managed by a third-party investment adviser who has discretionary trading authority over the account o to transactions pursuant to an automatic investment plan (see Key Concepts on page 6) o to tax planning transactions, provided that there is a demonstration of how the proposed transaction relates to the covered person's tax strategy. when the rule would prevent you from realizing a tax loss on a proposed trade. This exception is not automatic, is granted on a case-by-case basis, and requires the advanced review and written approval of the Ethics Office. Approval will be based on fund trading and other pre-clearance tests. You are limited to a total of three exceptions per calendar year across all of your covered accounts when the rule would impose a substantial unforeseen personal financial hardship on the employee. This exception is not automatic, is granted on a case-by-case basis and requires advanced review and written approval of the Ethics Office. An employee seeking relief must establish a bona fide financial hardship (e.g., unforeseen medical expenses) and should be prepared to demonstrate, among other things, that he or she possesses no other assets to meet the financial need.
To Do
o Before trading a security in a covered account that might trigger the 60-Day Rule, make sure you understand how much may have to be surrendered. The calculation may be complicated, especially if options or multiple prior purchases are involved. If you have any doubt questions about this provision, call the Ethics Office at 617-563-5566.
o To request permission for a tax planning or hardship loss exception, you must contact the Ethics Office before trading. Allow at least two business days for your request to be considered. Approvals will be based on fund trading and other pre-clearance tests. You are limited to a total of five exceptions per calendar year across all of your covered accounts.
Examples
Example 1
Jan 20  Buy 100 shares at $16 each
Feb 2  Buy 200 shares at $10 each
Mar 1  Buy 200 shares at $17 each
Mar 25  Sell 100 shares at $15 each
The March 25 sale is matched to the February 2 purchase (not the January 20 purchase, which was more than 60 days prior). Surrendered: $500 ($5 x 100 shares).
Example 2
Feb 2  Buy 100 shares at $10 each
Mar 25 Sell call option to open for 100 shares at $5; receive $500 premium

The March 25 call option sale is matched to the February 2 purchase of the underlying security (the call's execution price and expiration date are immaterial). Surrendered: $500 (the premium for selling the option).

Example 3
FEB 2 Sell one call option to open at $5; receive $500 premium Mar 25 Buy an identical call option to close at $3; pay $300 premium
The March 25 call option purchase is a closing transaction and is matched to the February 2 sale (since that opening transaction was made within 60 days).
Surrendered: $200 (difference between premium received and premium paid).
Option transactions under the 60-Day Rule
Option transactions can be matched either to a prior purchase of the underlying security or to prior option transactions in the opposite direction. When matching an option transaction to prior purchases of the underlying security, opening an option position by selling a call or buying a put is treated as a sale and will be matched to any purchases of the underlying security made during the preceding 60 days.
When matching an option transaction to prior option transactions, a closing position is matched to any like opening positions taken during the preceding 60 days. When exercising an option, the initial purchase or sale of an option, not the exercise or assignment of the option, is matched to any opposite transactions made during the preceding 60 days. The sale of the underlying securities received from the exercise of an option will also be matched to any opposite transactions made during the period.
There is no exception to the 60-Day Rule for the selling of securities upon the automatic exercise of an option that is in the money at its expiration date. To avoid surrendering 60-day gains that would result from an automatic liquidation, you need to cancel the automatic liquidation before it happens.

What's Prohibited
Buying securities of certain broker-dealers
No covered person is allowed to buy the securities of a broker-dealer or its parent company if the Ethics Office has restricted those securities. This rule is tested automatically through the pre-clearance system when you pre-clear trades.

Trading after a research note
No covered person is allowed to trade a covered security of an issuer until two full business days have elapsed since the publication of a Fidelity research note on that issuer. This rule is tested automatically through the pre-clearance system when you pre-clear trades.

Additional Rules for Research Analysts and Portfolio Managers
Research Analysts and Portfolio Managers are subject to the additional rules for Fund-Advisory Employees, plus the rules in this section.

What's Required
Indicating your ownership of securities in a research note
You must check the box on a research note you are publishing to indicate your ownership, or any other covered person's ownership, of any security of an issuer that is the subject of the research note. This applies to securities held across all of your covered accounts.
Disclosing trading opportunities to the funds before personally trading There are three aspects to this rule:
Disclosing information received from an issuer Any time you receive, directly from an issuer, material information about that issuer (that is not considered inside information), you must check to see if that information has been disclosed to the funds in a research note. If not, you must communicate that information to the funds before you personally trade any securities of that company in a covered account. To Do o Confirm whether a Fidelity research note has been published with the relevant information. o If not, publish a research note or provide the information to the relevant head of research. o If you think you may have received inside information, follow the rules in the Policy on Inside Information (see page 16).
Disclosing information about an issuer that is assigned to you If you are a research analyst, you must disclose in a research note material information you have about an issuer that is assigned to you before personally trading a security of that issuer in a covered account.
Exception
o You may be permitted to trade the assigned security in a covered account without publishing a research note if you have obtained the prior approval of both the relevant head of research and the Ethics Office. To Do o Publish a research note with the relevant information and indicate your ownership interest in the issuer before personally trading a security you are assigned to cover.
Note: You will not be able to obtain pre-clearance approval for your personal trade until two full business days have elapsed following the publication of your research note. o To request an exception to this rule, first contact the relevant head of research and seek approval. Then contact the Ethics Office for approval. Do not personally trade the security until you have received full approval.
Recommending trading opportunities In addition, you must recommend for the funds, and, if you are a portfolio manager, trade for the funds, a suitable security before personally trading that security in a covered account.

What's Prohibited
Trading within seven days of a fund you manage For Portfolio Managers Only Trading in a covered account within seven calendar days before or after a trade is executed in the same or equivalent covered security by any of the funds you manage is not permitted. Exceptions o When the rule would work to the disadvantage of a fund You must never let a trade in a covered account prevent a fund you manage from subsequently trading the same covered security if not making the trade would disadvantage the fund. However, you need approval from the Ethics Office before making any trades under this exception. The Ethics Office will need to know, among other things, what new information arose since the date of the trade in your covered account.
o When the conflicting fund trade results from standing orders A covered account trade may precede a fund trade in the same covered security when the fund's trade was generated independently by the trading desk because of a standing instruction to trade proportionally across the fund's holdings in response to fund cash flows. o When the covered account is independently managed This exception applies only where a covered account is managed by a third-party professional investment adviser under a written contract, and you provide no input on day-to-day investment decisions. To take advantage of this exception, you must have previously obtained written approval from the Ethics Office to maintain the managed account.
o When the conflicting personal trade or fund trade is in options or futures on, or exchange-traded funds that track, the following indexes: Dow Jones Industrial Average, NASDAQ 100, Russell 1000, Russell 2000, S&P 100, S&P 500, S&P Midcap 400, S&P Europe 350, FTSE 100, or Nikkei 225.
To Do
o Before trading personally, consider whether there is any likelihood that you may be interested in trading that security in your assigned funds within the next seven calendar days. If so, refrain from personally trading in a covered account.
o If a fund you manage has recently traded a security, you must delay any covered account trades in that security until the eighth calendar day after the most recent trade by the fund. o Contact the Ethics Office immediately to discuss any situation where these rules would work to the disadvantage of the funds.
Legal Information The Code of Ethics for Personal investing constitutes the Code of Ethics required by Rule 17j-1 under the Investment Company Act of 1940 and by Rule 204A-1 under the Investment Advisers Act of 1940 for the Fidelity funds, FMR Corp. subsidiaries that are the funds' investment advisers or principal underwriters, Fidelity Management Trust Company, Pyramis Global Advisors Holdings Corp. (collectively, with its subsidiaries, "Pyramis Global Advisors") and any other entity designated by the Ethics Office. Fidelity is required to provide a copy of this Code, and any amendments to it, to all employees covered under it. Independent Board Members Trustees and members of the Advisory Board of the Fidelity funds who are employees of Fidelity Investments are Fund-Advisory Employees. Trustees who are not "interested persons" (as defined in the Investment Company Act) and Advisory Board members who are not employees of Fidelity Investments are considered "Independent Board Members" so long as they do not have access to daily trading information of the funds or listings of current fund holdings. Independent Board Members are subject to the general principles and spirit of these rules and, like other members of the board, must disclose their covered accounts and securities and must report transactions regularly. Although Independent Board Members are not subject to the procedural requirements and prohibitions applicable to employees under these rules, they have adopted their own policy that supplements but is not part of these rules.